NATIONAL FUEL RESOURCES, INC.                       S-7
                       PROFORMA BALANCE SHEET                      Page 1 of 3
                        AT AUGUST 31, 1995
                            (UNAUDITED)
                      (Thousands of Dollars)

                                                    Adjustments
                                       Per Books     Dr. (Cr.)        Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT          $    69                        $    69
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATIO      13                             13
                                            56             0               56
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS          541        15,261 (a,b)     15,802
    NOTES RECEIVABLE - INTERCOMPANY      6,800                          6,800
    ACCOUNTS RECEIVABLE - INTERCOMPANY      35                             35
    ACCOUNTS RECEIVABLE - NET            2,383                          2,383
    PREPAYMENTS                             97                             97
                                         9,856        15,261           25,117
OTHER ASSETS
    DEFERRED CHARGES                         9                              9
    OTHER                                1,216                          1,216
                                         1,225             0            1,225

TOTAL ASSETS                           $11,137      $ 15,261          $26,398

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES      $    10                        $    10
    PAID IN CAPITAL                      3,490                          3,490
    EARNINGS REINVESTED IN THE
       BUSINESS                          3,696           616 (b,c)      3,080
TOTAL CAPITALIZATION                     7,196           616            6,580

CURRENT AND ACCRUED LIABILITIES
    ACCOUNTS PAYABLE                       818                            818
    ACCOUNTS PAYABLE-INTERCOMPANY          932                            932
    NOTES PAYABLE INTERCOMPANY               0       (16,208)(a)       16,208
    OTHER ACCRUALS AND CURRENT LIAB.     1,867           331 (c)        1,536
                                         3,617       (15,877)          19,494

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                               (117)                          (117)
    OTHER DEFERRED CREDITS                 441                            441
                                           324             0              324

TOTAL CAPITALIZATION AND LIABILITIES   $11,137      $(15,261)         $26,398

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                   NATIONAL FUEL RESOURCES, INC.                         S-7
                 PROFORMA STATEMENTS OF INCOME AND                  Page 2 of 3
                EARNINGS REINVESTED IN THE BUSINESS
            FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                            (UNAUDITED)
                      (Thousands of Dollars)

                                                  Adjustments
                                   Per Books       Dr. (Cr.)       Pro Forma

OPERATING REVENUES                 $41,308                         $41,308

OPERATING EXPENSES:
        PURCHASED GAS SOLD          36,947                          36,947
        OPERATION EXPENSE            1,722                           1,722
        PROPERTY, FRANCHISE &
           OTHER TAXES                  90                              90
        DEPRECIATION, DEPLETION &
           AMORTIZATION                293                             293
        INCOME TAXES - NET             946         (331)(c)            615
                                    39,998         (331)            39,667

OPERATING INCOME                     1,310         (331)             1,641

OTHER INCOME                           294                             294

INCOME BEFORE INTEREST CHARGES       1,604         (331)             1,935

INTEREST CHARGES:
        OTHER INTEREST                  15          947 (b)            962

NET INCOME                           1,589          616                973

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994      2,107                           2,107
                                     3,696          616              3,080
   DIVIDENDS ON COMMON STOCK             -                               -
   BALANCE AT AUGUST 31, 1995       $3,696         $616            $ 3,080

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

               NATIONAL FUEL RESOURCES, INC.                            S-7
                PRO FORMA ADJUSTING ENTRIES                         Page 3 of 3
                  AS OF AUGUST 31, 1995
                      (UNAUDITED)
               (Thousands of Dollars)

                                                      Debit             Credit
          (a)
Cash                                                  16,208
     Notes Payable Intercompany - Current                               16,208
To increase money pool borrowings
to allocated share of incremental borrowings.

          (b)
Interest Expense Intercompany                            947
     Cash                                                                  947

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                       331
     Income Tax Expense                                                    331

To record tax effect of entry (b) at 35%.